Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

LIQUIDGOLF HOLDING CORPORATION

A DELAWARE CORPORATION

ARTICLE I

The name of the Corporation is LIQUIDGOLF HOLDING CORPORATION, a Delaware corporation (the “Corporation”).

ARTICLE II

The resident agent of the Corporation is National Registered Agents, Inc. and the resident agent’s street address, which shall be the registered office of the Corporation, is 9 East Loockerman Street, Suite #1B, Dover, Kent County, Delaware.

ARTICLE III

The Corporation is formed for the purpose of engaging in any lawful activity and the period of its existence is perpetual.

ARTICLE IV

SECTION 1. The Corporation shall be authorized to issue 100,000,000 shares of capital stock with a par value of $0.001 each.

SECTION 2. All of the shares of stock shall be of the same class, without preference or distinction.

SECTION 3. The capital stock of the Corporation, after the amount of capital has been paid in money, property or services, as the board of directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed and the articles of incorporation shall not be amended in this respect.

SECTION 4. Cumulative voting by any shareholder is denied.

SECTION 5. No shareholder shall, by reason of holding shares of any class of stock, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock now or hereafter authorized or any notes, debentures or bonds convertible into or carrying options or warrants to purchase shares of any class of stock now or hereafter authorized, whether or not the issuance of any shares, notes, debentures or bonds would adversely affect the dividend or voting rights of the shareholder.

ARTICLE V

The members of the governing board of the Corporation shall be designated as directors. The board of directors shall consist of not less than one (1) nor more that seven (7) directors. The number of directors of the Corporation may be increased or decreased, from time to time, as provided in the bylaws of the Corporation within the limitations set forth in the Delaware General

Corporation Law Section 141. The name and address of the sole director of the Corporation who shall serve as director until his successor(s) shall have been elected and qualified is as follows:

NAME	ADDRESS
Dwain Brannon	1017 W. Orange Blossom Trail
Apopka, Florida 32712

ARTICLE VI

In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by Title 8 of the Delaware General Corporation Law or other statutes or laws of the State of Delaware, the board of directors is expressly authorized: (i) to make, amend, alter, or repeal the bylaws of the Corporation; and (ii) to provide indemnification of directors, officers, employees, agents, and other persons to the fullest extent permitted by law through bylaw provisions, agreements with the indemnitees, vote of shareholders or disinterested directors or otherwise.

ARTICLE VII

No director or officer of the Corporation will be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as an officer or director, excepting only (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (b) the payment of dividends in violation of Delaware General Corporation Law Section 174. No amendment or repeal of this Article VII applies to or has any effect on the liability or alleged liability of any officer or director of this Corporation for or with respect to any acts or omissions of the director or officer occurring prior to the amendment or repeal, except as otherwise required by law.

ARTICLE VIII

Unless otherwise defined in these articles of incorporation, terms used in these articles of incorporation shall have the meanings set forth for such terms in Title 8 of the Delaware General Corporation Law.

ARTICLE IX

The name and address of the incorporator are as follows:

Dwain Brannon

1017 W. Orange Blossom Trail

Apopka, Florida 32712

IN WITNESS WHEREOF, the undersigned incorporator has executed these articles of incorporation this 22 day of August 2003.

/s/ Dwain Brannon

Dwain Brannon

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